Exhibit 4.2

(Face of Note)

11.5% SENIOR NOTES DUE 2018

CUSIP NO. [            ]

ISIN NO. [            ]

$

GENTIVA HEALTH SERVICES, INC.

promises to pay to CEDE & CO., INC. or registered assigns, the principal sum of                      Dollars ($                    ) on September 1, 2018.

Interest Payment Dates: March 1 and September 1.

Record Dates: February 15 and August 15.

Dated:             , 20[        ].

IN WITNESS WHEREOF, the Company has caused this Note to be signed manually or by facsimile by its duly authorized officer.

GENTIVA HEALTH SERVICES, INC.

By:
Name: Tony Strange
Title: CEO and President

This is one of the Global

Notes referred to in the

within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated             , 20

(Back of Note)

11.5% SENIOR NOTES DUE 2018

[Insert the Global Note Legend, if applicable pursuant to the terms of the Indenture]

[Insert the OID Legend, if applicable pursuant to the terms of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the terms of the Indenture]

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Gentiva Health Services, Inc., a Delaware corporation (the “Company”), promises to pay interest on the principal amount of this Note at 11.5% per annum until maturity and shall pay Additional Interest, if any, as provided in the Registration Rights Agreement. The Company shall pay interest semi-annually on March 1 and September 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 17, 2010; provided, however, that if there is no existing Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided, further, that the first Interest Payment Date shall be the first of March 1 or September 1 to occur after the date of issuance, unless such March 1 or September 1 occurs within one calendar month of such date of issuance, in which case the first Interest Payment Date shall be the second of March 1 and September 1 to occur after the date of issuance. The Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time at a rate that is 1% per annum in excess of the interest rate then in effect under the Indenture and this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest and Additional Interest, if any (without regard to any applicable grace periods), from time to time at the same rate to the extent lawful. Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

2. Method of Payment. The Company shall pay interest on the Notes (except defaulted interest) to the Persons in whose name this Note (or one or more Predecessor Notes) is registered at the close of business on the February 15 or August 15 next preceding the Interest Payment Date, even if such Notes are cancelled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. The Notes shall be payable as to principal, premium, if any, and interest and Additional Interest, if any, at the office or agency of the Company maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the Security Register; provided, however, that payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and Additional Interest, if any, and premium, if any, on, all Global Notes and all other Notes the Holders of which shall have provided wire transfer instructions to the Company or the Paying Agent. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent and Registrar. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture dated as of August 17, 2010 (“Indenture”) among the Company, the guarantors party thereto (the “Guarantors”) and the Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S. Code Sections 77aaa-77bbbb). The Notes are subject to all such terms, and Holders are referred to the Indenture and such Act for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Except as set forth in clauses (b) and (c) of this Paragraph 5, the Notes will not be redeemable at the option of the Company prior to September 1, 2014. Starting on that date, the Company may redeem all or a portion of the Notes, at once or over time, after giving the required notice under the Indenture at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest and Additional Interest, if any, on the Notes redeemed, to the applicable redemption date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period commencing on September 1 of the years indicated below:

Year	Percentage
2014	105.750%
2015	102.875%
2016 and thereafter	100.000%

(b) Prior to September 1, 2013, the Company may, at its option, redeem up to 35% of the aggregate principal amount of the Notes issued under the Indenture at a redemption price equal to 111.500% of the aggregate principal amount thereof, plus accrued and unpaid interest, and Additional Interest, if any, thereon to the redemption date, subject to the right of Holders to receive interest due on the relevant interest payment date, with the net cash proceeds of one or more Equity Offerings of the Company or any direct or indirect parent of the Company to the extent such net proceeds are contributed to the Company; provided that at least 65% of the sum of the aggregate principal amount of Notes originally issued under the Indenture remain outstanding immediately after the occurrence of such redemption excluding Notes held by the Company or any of its Subsidiaries; and provided further that such redemption occurs within 180 days after the date of closing of such Equity Offering.

(c) At any time prior to September 1, 2014, the Company may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the indenture at a redemption price equal to the greater of:

(i) 100% of the principal amount of the notes to be redeemed, and

(ii) the sum of the present values of (1) the redemption price of the notes at September 1, 2014 (as set forth above) and (2) the remaining scheduled payments of interest from the redemption date through September 1, 2014, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360-day year consisting of twelve 30-day months), at the Treasury Rate plus 50 basis points, plus, in either case, accrued and unpaid interest, including Additional Interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

(d) Any prepayment pursuant to this paragraph shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture.

6. Mandatory Redemption. Except to the extent that the Company is required to offer to purchase the Notes as set forth in Sections 4.11 and 4.15 of the Indenture, the Company shall not be required to make mandatory redemption or sinking fund payments with respect to the Notes.

7. Repurchase at Option of Holder.

(a) Upon the occurrence of a Change of Control, each Holder shall have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such Holder’s Notes (a “Change of Control Offer”) at a purchase price, in cash, equal to 101% of the aggregate principal amount of the Notes repurchased, plus accrued and unpaid interest and Additional Interest, if any, on the Notes repurchased to the purchase date (subject to the right of Holders of record on the relevant Regular Record Date to receive interest to, but excluding, the Purchase Date).

(b) If the Company or one of its Restricted Subsidiaries consummates any Asset Sales, any Net Proceeds from Asset Sales that are not applied or invested as provided in Section 4.11 of the Indenture will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $25.0 million, the Company will make an offer to all Holders of Notes to purchase the maximum principal amount of Notes and, if the Company is required to do so under the terms of any other Indebtedness that is pari passu with the Notes, such other Indebtedness on a pro rata basis with the Notes, that may be purchased out of the Excess Proceeds (an “Asset Sale Offer”). The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest and Additional Interest, if any, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of the purchase of all properly tendered and not withdrawn Notes pursuant to an Asset Sale Offer, the Company may use such remaining Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Trustee will select the Notes to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero. Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

8. Notice of Redemption. Notice of redemption shall be mailed at least 30 days but not more than 60 days before the redemption date to each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance pursuant to Article 8 of the Indenture or a satisfaction and discharge pursuant to Article 11 of the Indenture. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000, unless all of the Notes held by a Holder are to be redeemed. On and after the redemption date interest ceases to accrue on Notes or portions thereof called for redemption.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1,000 and integral multiples of $1,000. This Note shall represent the aggregate principal amount of outstanding Notes from time to time endorsed hereon and the aggregate principal amount of Notes represented hereby may from time to time be reduced or increased, as appropriate, to reflect exchanges and redemptions. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption, or during the period between a record date (including a Regular Record Date) and the next succeeding Interest Payment Date.

10. Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

11. Amendment, Supplement and Waiver. Subject to certain exceptions, the Company, the Guarantors and the Trustee may amend or supplement the Indenture and the Notes with the consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes, including Additional Notes, if any, then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes), and, subject to Sections 6.04 and 6.07 of the Indenture, any existing Default or Event of Default (except a continuing Default or Event of Default in (i) the payment of principal, premium, if any, or interest on the Notes and (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of at least a majority in aggregate principal amount of the Notes, including Additional Notes, if any, then outstanding voting as a single class (including consents obtained in connection with a purchase of or tender offer or exchange offer for the Notes).

Without the consent of any Holder, the Company, the Guarantors and the Trustee may amend or supplement the Indenture or the Notes to (a) cure any ambiguity, defect or inconsistency, (b) provide for uncertificated Notes in addition to or in place of certificated Notes, provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code, (c) provide for the assumption by a Surviving Person of the obligations of the Company and each Guarantor under the Indenture as contemplated by Article 5 of the Indenture, (d) make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder, (e) provide for or confirm the issuance of Additional Notes, (f) comply with any requirement of the Commission in order to effect or maintain the qualification of the Indenture under the TIA, (g) evidence and provide for the acceptance of appointment by a successor trustee, (h) conform the text of the Indenture, Subsidiary Guarantees or the Notes to any provision of the section of the Offering Memorandum entitled “Description of the Notes” to the extent that such provision in the “Description of the Notes” is intended to be a verbatim recitation of a provision of the Indenture, the Subsidiary Guarantees or the Notes, (i) make any amendment to the provisions of the Indenture relating to the transfer and legending of Notes as permitted by the Indenture, including, without limitation, to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not adversely affect the rights of Holders to transfer Notes, (j) add additional Guarantees or additional obligors with respect to the Notes or release Guarantors from Guarantees as permitted by the terms of the Indenture or (k) secure the Notes.

12. Defaults and Remedies. Each of the following is an Event of Default under the Indenture: (a) default for 30 days in the payment when due of interest on, or Additional Interest with respect to, the Notes; (b) default in the payment when due of the principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure by the Company or any Restricted Subsidiary to comply with Section 5.01 of the Indenture; (d) failure by the Company or any Restricted Subsidiary to comply with Section 4.08, 4.09, 4.11 or Section 4.15 of the Indenture, and such failure continues for 30 days after written notice is given to the Company as provided in the Indenture; (e) failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (a), (b), (c) or (d)), and such failure continues for 60 days after written notice is given to the Company as provided in the Indenture; (f) a default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is guaranteed by the Company or any Restricted Subsidiary) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, if that default (i) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”), or (ii) results in the acceleration of such Indebtedness prior to its express maturity, and in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $20.0 million or more; (g) failure by the Company or any Restricted Subsidiary to pay final non-appealable judgments (to the extent not paid or covered by insurance provided by a reputable carrier) aggregating in excess of $20.0 million or more, which judgments are not paid, discharged or stayed for a period of 60 days; (h) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (i) certain events of bankruptcy, insolvency or reorganization affecting the Company or any of its Significant Subsidiaries.

If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in the Indenture, all outstanding Notes shall become due and payable without further action or notice. Holders may not enforce the Indenture or the Notes except as provided in the Indenture. The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest or Additional Interest) if it determines that withholding notice is in their interest. The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes (x) waive any existing Default or Event of Default and its consequences under the Indenture (except a continuing Default or Event of Default (i) in the payment of the principal of, premium, if any, or interest on, the Notes and (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Note affected by such modification or amendment) and (y) rescind any acceleration and its consequences with respect to the Notes, provided such rescission would not conflict with any judgment of a court of competent jurisdiction. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

13. Trustee Dealings With Company. Subject to certain limitations, the Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee.

14. No Recourse Against Others. No past, present or future director, officer, employee, incorporator or stockholder of the Company or of any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Indenture, the Notes, the Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability.

15. Authentication. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

16. Abbreviations. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

16. Registration Rights Agreement. In addition to the rights provided to Holders of Notes under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes that are Initial Notes shall have all the rights set forth in the Registration Rights Agreement, dated as of August 17, 2010, between the Company and the parties named on the signature pages thereto or, in the case of Additional Notes, Holders of Restricted Global Notes and Restricted Definitive Notes shall have the rights set forth in one or more Registration Rights Agreements, if any, among the Company and the other parties thereto, relating to rights given by the Company to the purchasers of any Additional Notes.

17. CUSIP Numbers. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes and has directed the Trustee to use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

Gentiva Health Services, Inc

3350 Riverwood Parkway, Suite 1400

Atlanta, Georgia 30339-3314

Attention: John Camperlengo, General Counsel

Telecopier No.: (913) 814-4066

19. Governing Law. The internal law of the State of New York shall govern and be used to construe this Note without giving effect to applicable principals of conflicts of law to the extent that the application of the laws of another jurisdiction would be required thereby.

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Section 4.11 or 4.15 of the Indenture, check the box below:

[ ]	Section 4.11

[ ]	Section 4.15

If you want to elect to have only part of the Note purchased by the Company pursuant to Section 4.11 or Section 4.15 of the Indenture, state the amount you elect to have purchased:

$

Date:	Your Signature: (Sign exactly as your name appears on the Note) Tax Identification No.:

SIGNATURE GUARANTEE:

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to

(Insert assignee’s social security or other tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

as agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee: *

*	Participant in a recognized Signature Guarantee Medallion Program.

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease (or increase)	Signature of authorized signatory of Trustee or Note Custodian